Exhibit 99.1

NEWS RELEASE

For Release on March 23, 2005 8:30 AM (ET) (925) 328-4656	Contact: Mark H. Cosmez II Vice President, Finance/Chief Financial Officer

Giga-tronics Announces Microsource Multi-Year Agreement Award

     San Ramon, CA — Giga-tronics Incorporated (NASDAQ:GIGA) announced today that its Microsource subsidiary has entered into a multi-year agreement with The Boeing Company to produce fast-tune synthesized filter systems for the F/A-18 E/F aircraft.

     This agreement is expected to run for five years and is valued at between $7.6 million to $11.6 million depending on options exercised.

     Dan Markowitz, President of Microsource said, “This award is significant in that it further confirms the complete and ongoing commitment of Microsource to the defense segment of our market.”

     Microsource, located in Santa Rosa, California, develops and manufactures a broad line of microwave signal source sub-systems and components. Its core YIG technology is ideally suited to a wide range of applications, such as free-running and phase locked oscillators in narrow and wide band configurations, band-pass and band-reject filters, narrow and wide band frequency synthesizers and converters as well as highly integrated front-end modules for radio and instrumentation applications. The company’s products are used primarily in the telecommunication, test and measurement, and defense electronic markets.

     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad application in both commercial and military wireless telecommunications.

     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as cancellation, deferral, disputes over performance or ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-K for March 27, 2004 Part I, under the heading “Certain factors which may adversely affect future operations or an investment in Giga-tronics” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

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